Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of The Blackstone Group L.P. and subsidiaries (“Blackstone”) of our reports dated February 27, 2009, relating to the consolidated and combined financial statements of Blackstone, the statement of financial condition of Blackstone Group Management L.L.C, and the effectiveness of Blackstone’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Blackstone for the year ended December 31, 2008:

Registration Statement No. 333-143948 (The Blackstone Group L.P. 2007 Equity Incentive Plan) on Form S-8.

Registration Statement No. 333-151853 (Common Units Representing Limited Partnership Interests) on Form S-3.

/s/ Deloitte & Touche LLP

New York, New York

February 27, 2009